UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 14, 2006

MANPOWER INC.

(Exact name of registrant as specified in its charter)

Wisconsin	1-10686	39-1672779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5301 North Ironwood Road Milwaukee, Wisconsin	53217
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (414)  961-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement

The disclosure contained in Item 2.03 hereof is incorporated by reference into this Item 1.01.

Item 2.03

Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

        On June 14, 2006, Manpower Inc. (the “Company”) offered and sold €200 million aggregate principal amount of the Company’s 4.75% notes due June 14, 2013 (the “Notes”).  The net proceeds to the Company from the offering of the Notes were approximately €198.1 million, and will be used by the Company to repay the Company’s notes due July, 2006, to fund the Company’s repurchase program and acquisition program, and for general corporate purposes.

        The Notes were offered at an issue price of €993.49 per €1,000 principal amount.  Interest on the Notes is payable in arrears on June 14 of each year.  The Notes are the unsecured senior obligations of the Company and will rank equally with all of the Company’s existing and future senior unsecured debt and other liabilities.  The Notes were issued under a Fiscal and Paying Agency Agreement (the “Agreement”) between the Company and Citibank, N.A. as Fiscal Agent, Principal Paying Agent, Registrar and Transfer Agent, and Citibank International, PLC as Irish Paying Agent, dated as of June 14, 2006.  Additional Notes may be issued from time to time, and any such additional Notes may form the same series with and will be governed by the same Agreement as the Notes described herein.

        The Company may redeem the Notes, in whole but not in part, at the Company’s option at any time at a redemption price equal to the greater of (1) 100% of the principal amount of the Notes, or (2) as determined by the Quotation Agent (as defined in the Notes), the sum of the present values of the remaining scheduled payments of principal and interest on the Notes (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the redemption date on an annual basis at a rate equal to the average midmarket annual yield to maturity of the Bundesrepublik Deutschland 4.5% due January 2013 (or, if that security is no longer outstanding, a similar security), plus 0.15 percent, plus, in each case, accrued interest to the date of redemption.  The Company also retains the option to redeem the Notes if there is a substantial probability that the Company has or will become obligated to pay additional interest on the Notes for certain tax reasons.  If the Company experiences a Change of Control Triggering Event, which is defined in the Agreement to include a Change of Control followed by a Rating Decline (each as defined in the Agreement), the Company will be required to repurchase the Notes at their aggregate principal amount, plus accrued and unpaid interest.

        In addition, the Notes contain covenants of the Company (1) restricting the ability of the Company and its subsidiaries to pledge, mortgage, encumber or otherwise grant, a security interest in any of the Company’s or subsidiary’s properties or assets, except as permitted under the Company’s revolving credit agreement, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part, on an unsecured basis, from time to time, and (2) prohibiting sale and leaseback transactions by the Company and its subsidiaries of certain properties owned by them, except under certain circumstances.  The Notes also contain events of default, including (1) failure to pay principal or interest on the Notes when due, (2) failure by the Company to perform or observe any other term, covenant or agreement contained in the Agreement, (3) failure to fulfill any payment obligation under the Company’s existing debt, (4) the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company, and (5) certain events relating to the occurrence of a Change of Control Triggering Event, as described above.

        The Notes are listed on the Official List of the Irish Stock Exchange.  The Notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 19, 2006	MANPOWER INC.

By: /s/ Michael J. Van Handel
Michael J. Van Handel
Executive Vice President, Chief Financial
Officer and Secretary

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